Exhibit 99.51

MARKETING AND CONSULTING SERVICES AGREEMENT

THIS MARKETING AND CONSULTING SERVICES AGREEMENT (this “Agreement”) is made and entered into as of January 25, 2023, by and between NOTES LIVE, INC. and Chad Hennings, an individual (the “CONSULTANT”).

NOTES LIVE desires to have the CONSULTANT provide NOTES LIVE, and the CONSULTANT desires to provide NOTES LIVE, with certain services, all in accordance with the terms and conditions set forth in this Agreement. Therefore, in consideration of the mutual promises contained in this Agreement, NOTES LIVE and the CONSULTANT agree as follows:

1. Services. From time to time, NOTES LIVE may request that the CONSULTANT provide certain services to NOTES LIVE. If the CONSULTANT is willing to provide the requested services to NOTES LIVE, then NOTES LIVE and the CONSULTANT shall execute a “Statement of Work,” which shall set forth (a) the services to be provided by the CONSULTANT, (b) the amount of compensation NOTES LIVE are to pay the CONSULTANT for such services, (c) the manner in which such compensation is to be paid, (d) the time frame in which such services are to be completed, and (e) such other terms and conditions agreed to by NOTES LIVE and the CONSULTANT. Each Statement of Work executed by NOTES LIVE and the CONSULTANT shall be incorporated herein by reference and made a part of this Agreement. As used herein, the term “Services,” means all services provided by the CONSULTANT to NOTES LIVE pursuant to this Agreement. The initial Statement of Work is attached hereto, and incorporated herein by reference, as Exhibit A Each subsequent Statement of Work, if any, shall be deemed incorporated herein by reference and shall be governed by the terms and conditions of this Agreement. The CONSULTANT represents, warrants and covenants to NOTES LIVE that (i) the CONSULTANT shall perform the Services with reasonable skill and care, in a manner consistent with industry standards and in compliance with all applicable laws, (ii) if an individual, the CONSULTANT is qualified to perform all Services and is legally permitted to work in the United States and, if an entity, the CONSULTANT will only use qualified personnel who are legally permitted to work in the United States to perform the Services, and (iii) the Services will conform in all material respects with the descriptions and specifications specified by NOTES LIVE.

2. Term. The term of this Agreement shall commence on the date hereof and terminate on the earlier of the following dates: (a) the date that is 45 days after either party provides written notice of termination to the other party; (b) if an individual, the date the CONSULTANT dies or becomes disabled or, if an entity, the date the CONSULTANT dissolves, files for bankruptcy or becomes insolvent; or (c) the date that is 10 days after NOTES LIVE provides the CONSULTANT with notice that the CONSULTANT is in breach of this Agreement, unless the CONSULTANT adequately cures such breach within 10 days of delivery of such notice. Upon termination of this Agreement, NOTES LIVE shall be obligated only to pay for the Services properly rendered prior to the date of termination, pro rated to the date of termination, and no other payments shall be due to the CONSULTANT from NOTES LIVE. Upon termination of this Agreement, the rights and obligations of the parties under this Agreement shall terminate except for those set forth in Sections 5 – 7, which shall survive the termination of this Agreement.

3. Compensation and Expenses. In exchange for the Services to be provided by CONSULTANT hereunder, NOTES LIVE agree to pay to CONSULTANT the following compensation on the following terms: (a) $5000.00 per month in cash, payable on the 5th of each month, or, if such date is not a business day, then on the following business day; and (b) a warrant to purchase up to 10,000 shares of NOTES LIVE common stock in accordance with terms set forth in the Warrant agreement attached hereto as Exhibit B. With respect to CONSULTANT’s exercise of any such warrant, CONSULTANT represents that he is qualified as an accredited investor and has relied only upon his own knowledge and experience in exercising such warrant and not upon any non-public statement or information related to NOTES LIVE. Except as otherwise agreed in writing between NOTES LIVE and the CONSULTANT, NOTES LIVE shall be responsible for all expenses, including, but not limited to, travel and other out-of-pocket expenses, that the CONSULTANT incurs in rendering Services under this Agreement.

4. Relationship of Parties. It is understood and agreed that the CONSULTANT is an independent contractor providing services as provided herein, and NOTES LIVE shall neither direct the manner nor the method by which the CONSULTANT provides such services except pursuant to this Agreement. The parties hereto do not intend to create an employment, joint venture, partnership or agency relationship between NOTES LIVE and the CONSULTANT. The CONSULTANT acknowledges that it is an independent contractor for all purposes. As an independent contractor, the CONSULTANT acknowledges and agrees that NOTES LIVE will not be responsible for payment of any F.I.C.A., F.U.T.A., or other similar charges or withholdings on behalf of the CONSULTANT, and that it is the CONSULTANT’s obligation to report and pay all federal, state and local income, self-employment and other taxes due on all compensation paid to the CONSULTANT by NOTES LIVE. NOTES LIVE will issue a Form 1099 for all compensation paid to the CONSULTANT as appropriate. Neither the CONSULTANT, nor any of its employees, independent contractors, agents or representatives, if any, shall have any claim under this Agreement or otherwise against NOTES LIVE for vacation pay, sick leave, retirement benefits, Social Security, workers’ compensation, disability, employment insurance benefits or employee benefits of any kind. The CONSULTANT is solely responsible for compensating its employees, independent contractors, agents and representatives, if any, who provide services to NOTES LIVE under this Agreement.

5. Use of CONSULTANT’s Name and Likeness. CONSULTANT hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse, CONSULTANT’s name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after CONSULTANT’s appointment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

6. Proprietary Confidential Information. CONSULTANT agrees that the work products from the services provided to NOTES LIVE shall be owned by NOTES LIVE, and no proprietary or confidential information related to NOTES LIVE shall be used or disclosed by CONSULTANT for any purposes other than CONSULTANT’s performance of services hereunder. Nothing contained in this section shall be construed as prohibiting CONSULTANT from utilizing in any manner public information or knowledge and experience of a general nature acquired in the performance of services for Client. Confidential information includes all information proprietary and confidential to NOTES LIVE, which confidential information shall remain the sole property of NOTES LIVE unless the ownership of such confidential information is otherwise expressly set forth in the agreement Items will not be considered confidential information if: (a) available to public other than by a breach of an agreement by the recipient; (b) rightfully received from a third party not in breach of any obligation of any confidentiality; (c) independently developed by one party without access to the confidential information of the other; or (d) rightly known to the recipient at the time of disclosure as verified by its written records. Planta party agrees that it shall not use for any purpose or disclose to any third party any confidential information of the other party without the express written consent of the other party. Each party agrees to safeguard the confidential information of the other party against use or disclosure other than as authorized by or pursuant to this agreement

7. Miscellaneous. This Agreement (a) constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes and cancels all prior negotiations, writings, commitments and understandings, if any, between the parties with respect to the subject matter hereof; (b) may not be amended, and no provision of this Agreement may be waived, except in a writing signed by all the parties; (c) will be construed in accordance with the laws of the state of Colorado, without regard to its conflict of laws provisions; (d) will bind the successors and assigns of each party hereto; (e) is a personal services contract unique to CONSULTANT’s name and personality and therefore may not be assigned; and (f) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall be effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Any dispute hereunder shall be resolved solely in state or federal courts of Colorado, and the parties hereby consent to exercise of personal subject matter jurisdiction by such courts.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

NOTES LIVE:

By:	/s/ JW Roth

CONSULTANT:
Chad Hennings

By:	/s/ Chad Hennings

EXHIBIT A

Statement of Work Number One

1.	Chad Hennings will accept an appointment on the Board of Directors of NOTES LIVE upon nomination and due election; Mr. Hennings will voluntarily resign from the board upon any termination of this agreement

2.	Chad Hennings will actively work with NOTES LIVE’s business development team to market and promote NOTES LIVE and to introduce NOTES LIVE to influential members of the Dallas / Fort Worth community, including without limitation investors, politicians, and to assist us in networking relationships beneficial to NOTES LIVE’s business in the Texas market.

3.	Chad Hennings will act as a “Spokesperson” for NOTES LIVE and will attend presentations in the Texas market.

4.	Mr. Hennings will devote his best and professional efforts to the services described herein. Mr. Hennings’ services will generally require personal time of not less than 780 hours per week. Mr. Hennings agrees to provide NOTES LIVE, upon request, with a report of his services hereunder including persons contacted, meetings held, planned development meetings, etc.

EXHIBIT B

(Warrant Agreement)

[Omitted.]

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